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                                                       EXHIBIT 12
                          AMOCO CORPORATION
                          __________________

           STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                      EARNINGS TO FIXED CHARGES
                (millions of dollars, except ratios)


                               Nine
                             Months
                              Ended
                             Sept. 30,         Year Ended December 31,
                               1998      1997   1996     1995    1994    1993

Determination of Income:
  Consolidated earnings
    before income taxes
    and minority interest..  $ 1,249    $3,771 $3,965   $2,404  $2,491  $2,506
  Fixed charges expensed by
    consolidated companies.      369       452    412      406     316     350
  Adjustments for certain
    companies accounted for
    by the equity method...      107        66     69       25       7      11

  Adjusted earnings plus
    fixed charges..........  $ 1,725    $4,289 $4,446   $2,835  $2,814  $2,867

Determination of Fixed Charges:
  Consolidated interest on
    indebtedness (including
    interest capitalized)..  $   297    $  363 $  317   $  317  $  288  $  299
  Consolidated rental
    expense representative
    of an interest factor..       75       102    107       89      23      50
  Adjustments for certain
    companies accounted for
    by the equity method...       45         7      8        6       5       8

  Total fixed charges......  $   417    $  472 $  432   $  412  $  316  $  357

Ratio of earnings to
  fixed charges............      4.1       9.1   10.3      6.9     8.9     8.0